Exhibit 77E Legal Proceedings

In late 2003, many companies in the
mutual fund industry received
regulatory inquiries into their trading
practices, specifically related to late
trading and market timing.  The Advisor
and the Funds have received requests
to supply information from the New
York Attorney General, the U.S.
Securities and Exchange Commission
and the U.S. Attorney General in the
Northern District of California.  The
Advisor and the Funds are cooperating
fully with these inquiries. In addition, the SEC has commenced a formal investigation concerning the Advisor and the Funds' trading activities. The
Board of Directors of the Funds has
established a special committee of
independent directors to direct and
oversee a comprehensive review of the
facts and circumstances relevant to the
Funds' trading practices.

At this point in that internal review, the Advisor and the Funds have found no evidence of late trading. To date, the review has identified the past existence of market timing arrangements with a few clients that may have been inconsistent with the Advisor's and the Funds' own policies. The last such arrangement was terminated in the fourth quarter of 2002. For each client who actually traded pursuant to such an arrangement, the Advisor's preliminary analysis found that, in the aggregate, such trading activity resulted in a net loss for that client in each Fund in which that client had an arrangement. Most of the Funds did not experience timing transactions under those arrangements, and the few Advisor management personnel who where believed to have initiated, negotiated, or approved those arrangements are no longer employees of the Advisor for unrelated reasons.
This investigation is not yet complete
and the impact to the Funds has not yet
been determined.